Exhibit 99.1

OP Bancorp Reports Third Quarter Result of 2020

2020 Third Quarter Highlights:

•

Net income totaled $3.6 million, or $0.23 per diluted common share, compared to $2.4 million or $0.16 per diluted common share for the second quarter of 2020 and $4.0 million or $0.24 per diluted common share for the third quarter of 2019

•	Net interest margin was 3.66%, compared to 3.55% for the second quarter of 2020 and 4.13% for the third quarter of 2019
•

Return on average assets was 1.11% and return on average equity was 10.22%, compared to 0.77% and 6.97%, respectively, for the second quarter of 2020 and 1.41% and 11.74%, respectively, for the third quarter of 2019

•	Total assets increased 16.3% to $1.34 billion at September 30, 2020, from $1.15 billion at September 30, 2019
•	Net loans receivable increased 10.9% to $1.06 billion at September 30, 2020, from $954.7 million at September 30, 2019
•	Total deposits increased 17.5% to $1.17 billion at September 30, 2020, from $996.0 million at September 30, 2019
•	Noninterest-bearing deposits accounted for 41.8% of total deposits at September 30, 2020, compared to 29.8% at September 30, 2019
•	Nonperforming assets to total assets was 0.02% at September 30, 2020, compared to 0.29% at September 30, 2019
•	Total risk-based capital ratio and leverage ratio were 14.93% and 10.85%, respectively, at September 30, 2020, compared to 15.36% and 12.11%, respectively, at September 30, 2019
•

The provision for loan losses was $1.4 million, compared to $2.0 million for the second quarter of 2020 and $290,000 for the third quarter of 2019, in response to changes in qualitative economic and business conditions amid COVID-19 pandemic

•	Pre-tax pre-provision income was $6.5 million compared to $5.5 million for the third quarter of 2019
•	Approximately 5% of our loan portfolio remains in deferred status as of September 30, 2020, down from 18% of our portfolio as June 30, 2020
•	Announced a program to repurchase up to 500,000 shares of common stock on September 9, 2020 and repurchased 82,000 shares at an average price of $6.10 as of October 19, 2020

LOS ANGELES, October 22, 2020 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported unaudited financial results for the third quarter of 2020. Net income for the third quarter of 2020 was $3.6 million, or $0.23 per diluted common share, compared to net income of $2.4 million, or $0.16 per diluted common share, for the second quarter of 2020, and net income of $4.0 million, or $0.24 per diluted common share, for the third quarter of 2019.

“We are pleased to report a solid quarter with strong loan and deposit growth and an improved net interest margin during this challenging environment. We provided an additional loan loss provision of $1.4 million for the quarter resulting from further adjustments to our qualitative factors to reflect potential negative impact caused by COVID-19 pandemic. We will continue to be proactive in assisting our customers in navigating their businesses during this difficult and unprecedented period. Furthermore, we continue to put our priority in managing various risks to maintain safe and sound banking operations,” commented Min Kim, President and Chief Executive Officer of OP Bancorp and Open Bank.

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Income Statement Data:
Interest income	$13,016	$12,920	$15,112
Interest expense	1,597	2,272	3,893
Net interest income	11,419	10,648	11,219
Provision for loan losses	1,399	1,988	290
Noninterest income	3,021	2,062	2,732
Noninterest expense	7,987	7,334	8,424
Income before taxes	5,054	3,388	5,237
Provision for income taxes	1,459	972	1,237
Net Income	$3,595	$2,416	$4,000
Diluted earnings per share	$0.23	$0.16	$0.24
Balance Sheet Data:
Loans held for sale	$41,430	$8,795	$368
Gross loans, net of unearned income	1,072,790	1,043,506	964,370
Allowance for loan losses (ALL)	14,164	12,764	9,640
Total assets	1,339,821	1,288,011	1,151,934
Deposits	1,170,164	1,120,720	995,993
Shareholders’ equity	141,549	139,136	137,593
Performance Ratios:
Return on average assets (annualized)	1.11%	0.77%	1.41%
Return on average equity (annualized)	10.22%	6.97%	11.74%
Net interest margin (annualized)	3.66%	3.55%	4.13%
Efficiency ratio (1)	55.31%	57.70%	60.39%
Credit Quality:
Nonperforming loans	$330	$1,019	$1,570
Nonperforming assets	330	1,019	3,387
Net charge-offs(recoveries) to average gross loans (annualized)	0.00%	-0.01%	0.08%
Nonperforming assets to gross loans plus OREO	0.03%	0.10%	0.35%
ALL to nonperforming loans	4,295%	1,252%	614%
ALL to gross loans, net of unearned income	1.32%	1.22%	1.00%
Capital Ratios:
Total risk-based capital ratio	14.93%	15.16%	15.36%
Tier 1 risk-based capital ratio	13.67%	13.91%	14.35%
Common equity tier 1 ratio	13.67%	13.91%	14.35%
Leverage ratio	10.85%	10.98%	12.11%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	For the Nine Months Ended
	September 30,	September 30,
	2020	2019
Income Statement Data:
Interest income	$40,281	$44,077
Interest expense	7,098	10,883
Net interest income	33,183	33,194
Provision for loan losses	4,130	691
Noninterest income	7,379	8,912
Noninterest expense	23,528	24,855
Income before taxes	12,904	16,560
Provision for income taxes	3,594	3,984
Net Income	$9,310	$12,576
Diluted earnings per share	$0.60	$0.77
Performance Ratios:
Return on average assets	1.00%	1.54%
Return on average equity	8.88%	12.55%
Net interest margin	3.71%	4.25%
Efficiency ratio (1)	58.00%	59.03%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Financial Highlights, excluding Gain on COLI
(Dollars in thousands, except per share data)	For the Nine Months Ended
	September 30,	September 30,
	2020	2019
Income before taxes, as reported	$12,904	$16,560
Gain on COLI	—	1,228
Provision for income taxes	3,594	3,887
Net Income, excluding gain on COLI	$9,310	$11,445
Diluted earnings per share	$0.60	$0.70
Return on average assets	1.00%	1.40%
Return on average equity	8.88%	11.42%

Results of Operations

The reported interest income and yield on our loan portfolio are impacted by a number of components, including changes in the average contractual interest rate earned on loans and the amount of discount accretion on SBA loans.  The following table reconciles both the contractual interest income and yield on our loan portfolio to the reported interest income and yield for the periods indicated.

	Three Months Ended
	September 30,		June 30,		September 30,
	2020		2020		2019
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$11,715	4.39%	$11,667	4.49%	$13,492	5.66%
SBA discount accretion	389	0.15%	413	0.16%	717	0.30%
Amortization of net deferred fees/(costs)	393	0.15%	375	0.15%	37	0.02%
Interest recognized on nonaccrual loans	48	0.02%	83	0.03%	(12)	-0.01%
Prepayment penalties and other fees	36	0.01%	11	0.00%	44	0.02%
Yield on loans (as reported)	$12,581	4.72%	$12,549	4.83%	$14,278	5.99%

	Nine Months Ended
	September 30,		September 30,
	2020		2019
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$36,482	4.71%	$39,285	5.69%
SBA discount accretion	1,359	0.17%	1,928	0.28%
Amortization of net deferred fees/(costs)	790	0.10%	192	0.03%
Interest recognized on nonaccrual loans	132	0.02%	(12)	0.00%
Prepayment penalties and other fees	60	0.01%	332	0.05%
Yield on loans (as reported)	$38,823	5.01%	$41,725	6.05%

Net interest margin for the third quarter of 2020 increased 11 basis points to 3.66% from 3.55% for the second quarter of 2020 primarily due to a 30 basis point decrease in the cost of interest-bearing liabilities, partially offset by a 13 basis point decrease in the reported yield on interest-earning assets.

Net interest income before provision for loan losses for the third quarter of 2020 was $11.4 million, an increase of $771,000, or 7.2%, compared to the second quarter of 2020, primarily due to a $675,000 decrease in interest expense and a $96,000 increase in interest income.

Interest income on securities available for sale and other investments for the third quarter of 2020 increased $64,000, or 17.3%, compared to the second quarter of 2020. The increase was primarily due to a $38,000 increase in interest income on securities available for sale from investment purchases during the second and third quarters of 2020 and a $26,000 increase in dividend accrual on Federal Home Loan Bank stock.

Interest income from contractual interest rates on loans for the third quarter of 2020 increased $48,000, or 0.4% compared to the second quarter of 2020, reflecting an increase of $17.2 million, or 1.6% in the average balance of loans, partially offset by a 10 basis point decrease in the average contractual interest rate on loans. The amount of discount accretion on SBA loans for the third quarter of 2020 decreased $24,000 compared to the second quarter of 2020 due to a decrease in SBA loan payoffs. The reported interest income on loans, net of SBA discount accretions and other components, for the third quarter of 2020 increased $32,000, or 0.3%, compared to the second quarter of 2020.

Interest expense for the third quarter of 2020 decreased $675,000, or 29.7%, compared to the second quarter of 2020, primarily due to continued downward adjustments of the Bank’s deposit rates after the rate cuts by the Federal Reserve in March of 2020 and a decrease of $61.7 million, or 8.4%, in the average balance of interest-bearing liabilities.

Net interest margin for the third quarter of 2020 decreased 47 basis points to 3.66% from 4.13% for the third quarter of 2019, primarily due to a 138 basis point decrease in the reported yield on interest-earning assets, partially offset by a 126 basis point decrease in the cost of interest-bearing liabilities as a result of cumulative market rate cuts of 175 basis points by the Federal Reserve in the last quarter of 2019 and first quarter of 2020.

Net interest income before provision for loan losses for the third quarter of 2020 increased $200,000, or 1.8%, to $11.4 million, compared to $11.2 million for the third quarter of 2019, primarily due to a $2.3 million decrease in interest expense, partially offset by a $2.1 million decrease in interest income.

Interest income on securities available for sale and other investments for the third quarter of 2020 decreased $399,000, or 47.8%, compared to the third quarter of 2019. The decrease was primarily due to a $362,000 decrease in interest income on Fed funds as a result of the aforementioned cumulative rate cuts.

Interest income from contractual interest rates on loans for the third quarter of 2020 decreased $1.8 million, or 13.2%, compared to the third quarter of 2019, reflecting a 127 basis point decrease in the average contractual interest rate on loans, primarily due to the aforementioned cumulative rate cuts, partially offset by an increase of $115.7 million, or 12.2% in the average balance of loans. The amount of discount accretion on SBA loans for the third quarter of 2020 decreased $328,000 compared to the third quarter of 2019, due to a decrease in SBA loan payoffs. The reported interest income on loans, net of SBA discount accretions and other components, for the third quarter of 2020 decreased $1.7 million, or 11.9%, compared to the third quarter of 2019.

Interest expense for the third quarter of 2020 decreased $2.3 million, or 59.0%, compared to the third quarter of 2019, primarily due to the Bank’s downward adjustments in deposit rates after the rate cuts by the Federal Reserve in March of 2020 and a decrease of $27.8 million, or 4.0%, in the average balance of interest-bearing liabilities.

The following tables show the asset yields, liability costs, net interest spread, and net interest margin for the periods indicated, along with the percentage changes in the periods indicated.

	Three Months Ended			Percentage Change
	September 30,	June 30,	September 30,	Q3-20	Q3-20
	2020	2020	2019	vs. Q2-20	vs. Q3-19
Yield on loans	4.72%	4.83%	5.99%	-0.11%	-1.27%
Yield on interest-earning assets	4.18%	4.31%	5.56%	-0.13%	-1.38%
Cost of interest-bearing liabilities	0.94%	1.24%	2.20%	-0.30%	-1.26%
Cost of deposits	0.56%	0.83%	1.58%	-0.27%	-1.02%
Cost of funds	0.56%	0.83%	1.58%	-0.27%	-1.02%
Net interest spread	3.24%	3.07%	3.36%	0.17%	-0.12%
Net interest margin	3.66%	3.55%	4.13%	0.11%	-0.47%

	Nine Months Ended		Percentage Change
	September 30,	September 30,	2020 YTD
	2020	2019	vs. 2019 YTD
Yield on loans	5.01%	6.05%	-1.04%
Yield on interest-earning assets	4.51%	5.65%	-1.14%
Cost of interest-bearing liabilities	1.33%	2.17%	-0.84%
Cost of deposits	0.88%	1.54%	-0.66%
Cost of funds	0.87%	1.54%	-0.67%
Net interest spread	3.18%	3.48%	-0.30%
Net interest margin	3.71%	4.25%	-0.54%

The Bank recorded $1.4 million in provision for loan losses for the third quarter of 2020. Management has made further adjustments to the qualitative factors on all loan types during the third quarter of 2020 to reflect persistent adverse impacts on national, state, and local economies caused by the COVID-19 pandemic. The increases in qualitative factors accounted for $1.2 million, or 80%, of provision for loan losses for the quarter. The Bank recorded provision for loan losses of $2.0 million for the second quarter of 2020 and $290,000 for the third quarter of 2019.

Noninterest income for the third quarter of 2020 was $3.0 million, an increase of $959,000, or 46.5%, from $2.1 million for the second quarter of 2020, primarily due to an increase of $877,000 in gain on sale of loans and an increase of $69,000 in loan servicing fees from slower SBA loan payoffs.

Gain on sale of loans for the third quarter of 2020 was $1.8 million, an increase of $877,000, compared to $936,000 for the second quarter of 2020. The Bank sold $24.0 million in SBA loans with an average premium of 9.66% in the third quarter of 2020, compared to the sale of $14.9 million in SBA loans with an average premium of 7.94% in the second quarter of 2020.

Noninterest income for the third quarter of 2020 was $3.0 million, an increase of $289,000, compared to $2.7 million for the third quarter of 2019, primarily due to an increase of $340,000 in loan servicing fees from slower SBA loan payoffs and an increase of $99,000 in gain on sale of loans, partially offset by a decrease of $140,000 in service charges on deposits. Gain on sale of loans for the third quarter of 2019 was $1.7 million from the sale of $22.2 million in SBA loans with an average premium of 8.85%.

Noninterest expense for the third quarter of 2020 was $8.0 million, an increase of $653,000, or 8.9%, compared to $7.3 million for the second quarter of 2020. The increase was primarily due to an increase of $739,000 in salary and employee benefits and an increase of $115,000 in foundation donation and other contributions. The increase in salary and employee benefits was primarily due to a decrease in deferred loan origination costs. The deferred loan origination costs for the third quarter of 2020 was $612,000, a decrease of $801,000, compared to $1.4 million for the second quarter of 2020 with the origination of 924 SBA Paycheck Protection Program (PPP) loans.

Noninterest expense for the third quarter of 2020 was $8.0 million, a decrease of $437,000, or 5.2%, compared to $8.4 million for the third quarter of 2019. The decrease was primarily due to a decrease of $263,000 in salary and employee benefits, a decrease of $101,000 in promotion and advertising expenses, and a decrease of $182,000 in other expenses, partially offset by an increase of $133,000 in FDIC insurance and regulatory assessments expenses. The decrease in salary and employee benefits was primarily due to an increase in deferred loan origination costs. The deferred loan origination costs of $612,000 for the third quarter of 2020 was $339,000 higher than $273,000 for the third quarter of 2019, primarily due to more loan originations in the third quarter of 2020. The FDIC insurance and regulatory assessments expenses was lower during the second half of 2019 due to the small bank assessment credits that were applied. Management continues to monitor and manage overhead expenses as earnings have been adversely impacted by a lower rate environment and higher loan loss provisions in 2020.

Income tax provision was $1.5 million for the third quarter of 2020, $972,000 for the second quarter of 2020 and $1.2 million for the third quarter of 2019. The effective tax rate for the third quarter of 2020 was 28.9%, compared to 28.7% for the second quarter of 2020 and 23.6% for the third quarter of 2019. The higher effective tax rate for the third quarter of 2020 compared to the third quarter of 2019 was primarily due to realizing a lower amount of tax benefits resulting from the exercise of non-qualified stock options during the third quarter of 2020.

Balance Sheet

Total assets were $1.34 billion at September 30, 2020, an increase of $51.8 million, or 4.0%, compared to $1.29 billion at June 30, 2020, and an increase of $187.9 million, or 16.3%, compared to $1.15 billion at September 30, 2019.

Gross loans, net of unearned income, were $1.07 billion at September 30, 2020, an increase of $29.3 million, or 2.8.%, from $1.04 billion at June 30, 2020, and an increase of $108.4 million, or 11.2%, from $964.4 million at September 30, 2019.

New loan originations totaled $140.2 million for the third quarter of 2020, including $1.3 million in SBA PPP loans and $76.3 million in other SBA loans, compared to $104.1 million for the second quarter of 2020, including $64.9 million in SBA PPP loans and $19.3 million in other SBA loans, and $100.3 million for the third quarter of 2019, including $30.9 million in SBA loans. Loan payoffs were $47.1 million for the third quarter of 2020, compared to $21.7 million for the second quarter of 2020, and $38.7 million for the third quarter of 2019.

Total deposits were $1.17 billion at September 30, 2020, an increase of $49.4 million, or 4.4%, from $1.12 billion at June 30, 2020, and an increase of $174.2 million, or 17.5%, from $996.0 million at September 30, 2019. Noninterest-bearing deposits were $488.8 million at September 30, 2020, compared to $428.8 million at June 30, 2020, and $296.8 million at September 30, 2019. The increase in noninterest-bearing deposits during the third quarter of 2020 was primarily due to new accounts being opened during the quarter as well as increased balances from our existing accounts.

Noninterest-bearing deposits accounted for 41.8% of total deposits at September 30, 2020, compared to 38.2% at June 30, 2020, and 29.8% at September 30, 2019. The following table shows the Bank’s deposits, by type as a percentage of total deposits as of the periods indicated.

	As of
	September 30,	June 30,	September 30,
	2020	2020	2019
Noninterest-bearing deposits	41.8%	38.2%	29.8%
Interest-bearing demand deposits	28.6%	26.2%	27.6%
Savings	0.5%	0.5%	0.3%
Time deposits over $250,000	16.6%	18.8%	22.1%
Other time deposits	12.5%	16.3%	20.2%
Total deposits	100.0%	100.0%	100.0%

The Bank had $10.0 million in borrowings from the Federal Home Loan Bank (FHLB) at September 30, 2020 and June 30, 2020, which has a 0% rate under the Zero-Rate Recovery Advance Program, FHLB’s pandemic relief initiatives. The Bank had no borrowings from the FHLB at September 30, 2019.

The Company’s consolidated regulatory capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at September 30, 2020, as summarized in the following table.

				Regulatory
			Well-capitalized	Capital Ratio
			Financial	Requirements (1),
			Institution	Including
			Basel III	Fully Phased-in
			Regulatory	Capital Conservation
Capital Ratios	OP Bancorp	Open Bank	Guidelines	Buffer
Total risk-based capital ratio	14.93%	14.51%	10.00%	10.50%
Tier 1 risk-based capital ratio	13.67%	13.26%	8.00%	8.50%
Common equity tier 1 ratio	13.67%	13.26%	6.50%	7.00%
Leverage ratio	10.85%	10.52%	5.00%	4.00%

(1) Fully phased in Basel III requirement for both OP Bancorp and Open Bank includes a 2.5% capital conservation buffer, except the leverage ratio.

The Company announced a fourth stock repurchase program on September 9, 2020, which authorizes the Company to repurchase up to 500,000 shares of its common stock. As of October 19, 2020, as part of its fourth stock repurchase program, the Company repurchased 82,000 shares of its common stock at an average price of $6.10. Since the announcement of the initial stock repurchase program in January 2019, the Company has repurchased a total of 1.45 million shares of its common stock at an average repurchase price of $8.69 per share through October 19, 2020.

Asset Quality

Nonperforming loans were $330,000 at September 30, 2020, a decrease of $689,000 from $1.0 million at June 30, 2020 and a decrease of $1.2 million from $1.6 million at September 30, 2019.

The Bank had no other real estate owned (OREO) at September 30, 2020 and June 30, 2020. The Bank had OREO of $1.8 million at September 30, 2019.

Nonperforming assets were $330,000, or 0.02% of total assets, at September 30, 2020, compared to $1.0 million, or 0.08% of total assets, at June 30, 2020, and $3.4 million, or 0.29% of total assets, at September 30, 2019.

Nonperforming loans to gross loans were 0.3% at September 30, 2020, compared to 0.10% at June 30, 2020, and 0.16% at September 30, 2019.  Total classified loans were $2.1 million, or 0.20% of gross loans, at September 30, 2020, compared to $2.8 million, or 0.27% of gross loans, at June 30, 2020, and $3.2 million, or 0.34% of gross loans, at September 30, 2019.

The following tables shows the trend of classified loans by loan type as of the date stated.

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Classified loans by loan type	(Dollars in thousands)
Commercial real estate	$—	$—	$—	$—	$—
SBA loans—real estate	774	786	2,021	2,036	2,247
SBA loans—non-real estate	121	124	159	33	36
Commercial and industrial	1,207	1,211	686	697	710
Home mortgage	—	689	694	698	256
Consumer	—	—	—	—	—
Total classified loans	$2,102	$2,810	$3,560	$3,464	$3,249
SBA guarantee balance retained
SBA loans—real estate	—	—	357	363	516
SBA loans—non-real estate	—	—	33	33	36
Total SBA unsold guarantee portion	$—	$—	$390	$396	$552
Total classified loans, net of SBA guarantee balance retained	$2,102	$2,810	$3,170	$3,068	$2,697

Loans in deferred status were 42 loans for an aggregate balance of $56.9 million, or 5% of total loans at September 30, 2020, compared to 155 loans for an aggregate balance of $190.9 million, or 18% of total loans at June 30, 2020. Since we started loan deferments under the CARES Act in the second quarter of 2020, 130 loans for an aggregate balance of $173.0 million have resumed regular payments or paid off through September 30, 2020.

The allowance for loan losses (ALL) was $14.2 million at September 30, 2020, compared to $12.8 million at June 30, 2020, and $9.6 million at September 30, 2019. The ALL was 1.32% of gross loans at September 30, 2020, 1.22% of gross loans at June 30, 2020 and 1.00% at September 30, 2019. Excluding fully guaranteed SBA PPP loans, the ALL was 1.40% of gross loans at September 30, 2020, 1.30% of gross loans at June 30, 2020, and 1.00% of gross loans at September 30, 2019. The ALL was 4,295% of nonperforming assets at September 30, 2020, 1,252% at June 30, 2020, and 285% at September 30, 2019.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California, and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remains,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: business and economic conditions, particularly those affecting the financial services industry and our primary market areas; our ability to successfully manage our credit risk and the sufficiency of our allowance for loan losses;  factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers, the success of construction projects that we finance, including any loans acquired in acquisition transactions; our ability to effectively execute our strategic plan and manage our growth;  interest rate fluctuations, which could have an adverse effect on our profitability; liquidity issues, including fluctuations in the fair value and liquidity of the securities we hold for sale and our ability to raise additional capital, if necessary;  external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;  continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;  challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;  restraints on the ability of Open Bank to pay dividends to us, which could limit our liquidity;  increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;  a failure in the internal controls we have implemented to address the risks inherent to the business of banking; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance; changes in our management personnel or our inability to retain motivate and hire qualified management personnel;  disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, pandemic diseases (such as the coronavirus) or extreme weather events, any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation;  compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; the rapidly changing uncertainties related to the Coronavirus pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; and our ability the manage the foregoing and other factors set forth in the Company’s public reports. We describe these and other risks that could affect our results in Item 1A. “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2019 and in our other subsequent filings with the Securities and Exchange Commission. The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this report. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by the forward looking statements in this report. In addition, our past results of operations are not necessarily indicative of our future results. You should not rely on any forward looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

Consolidated Balance Sheet (unaudited)
(Dollars in thousands)
	As of
	09/30/2020	06/30/2020	% change	09/30/2019	% change
Assets
Cash and cash equivalents	$87,983	$112,217	-21.6%	$89,107	-1.3%
Securities available for sale, at fair value	93,482	75,402	24.0%	52,295	78.8%
Other investments	10,002	9,987	0.2%	9,173	9.0%
Loans held for sale	41,430	8,795	371.1%	368	11158.2%
Real Estate Loans	640,281	637,295	0.5%	594,447	7.7%
SBA Loans	213,678	195,605	9.2%	136,232	56.8%
C & I Loans	91,814	88,375	3.9%	107,730	-14.8%
Home Mortgage Loans	125,656	120,597	4.2%	123,092	2.1%
Consumer & Other Loans	1,361	1,634	-16.7%	2,869	-52.6%
Gross loans, net of unearned income	1,072,790	1,043,506	2.8%	964,370	11.2%
Allowance for loan losses	(14,164)	(12,764)	11.0%	(9,640)	46.9%
Net loans receivable	1,058,626	1,030,742	2.7%	954,730	10.9%
Premises and equipment, net	4,756	4,881	-2.6%	5,367	-11.4%
Accrued interest receivable	4,968	4,823	3.0%	3,140	58.2%
Servicing assets	7,222	6,972	3.6%	6,959	3.8%
Company owned life insurance	10,815	10,748	0.6%	10,551	2.5%
Deferred tax assets	3,911	3,535	10.6%	2,358	65.9%
Other real estate owned (OREO)	-	-	0.0%	1,817	-100.0%
Operating right-of-use assets	7,151	7,517	-4.9%	8,606	-16.9%
Other assets	9,475	12,392	-23.5%	7,463	27.0%
Total assets	$1,339,821	$1,288,011	4.0%	$1,151,934	16.3%

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$488,815	$428,416	14.1%	$296,831	64.7%
Savings	5,382	5,868	-8.3%	3,316	62.3%
Money market and others	334,599	293,165	14.1%	274,698	21.8%
Time deposits over $250,000	194,630	210,691	-7.6%	219,547	-11.3%
Other time deposits	146,738	182,580	-19.6%	201,601	-27.2%
Total deposits	1,170,164	1,120,720	4.4%	995,993	17.5%
Other borrowings	10,000	10,000	0.0%	-	100.0%
Accrued interest payable	1,355	1,964	-31.0%	2,541	-46.7%
Operating lease liabilities	8,857	9,282	-4.6%	10,335	-14.3%
Other liabilities	7,896	6,909	14.3%	5,472	44.3%
Total liabilities	1,198,272	1,148,875	4.3%	1,014,341	18.1%

Common stock	79,600	79,925	-0.4%	87,085	-8.6%
Additional paid-in capital	8,382	8,218	2.0%	7,154	17.2%
Retained earnings	52,590	50,056	5.1%	43,086	22.1%
Accumulated other comprehensive income	977	937	4.3%	268	264.6%
Total shareholders' equity	141,549	139,136	1.7%	137,593	2.9%

Total Liabilities and Shareholders' Equity	$1,339,821	$1,288,011	4.0%	$1,151,934	16.3%

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	09/30/2020	06/30/2020	% change	09/30/2019	% change
Interest income
Interest and fees on loans	$12,581	$12,549	0.3%	$14,278	-11.9%
Interest on securities available for sale	319	281	13.5%	332	-3.9%
Other interest income	116	90	28.9%	502	-76.9%
Total interest income	13,016	12,920	0.7%	15,112	-13.9%
Interest expense
Interest on deposits	1,597	2,272	-29.7%	3,893	-59.0%
Total interest expense	1,597	2,272	-29.7%	3,893	-59.0%
Net interest income	11,419	10,648	7.2%	11,219	1.8%
Provision for loan losses	1,399	1,988	-29.6%	290	382.4%
Net interest income after provision for loan losses	10,020	8,660	15.7%	10,929	-8.3%
Noninterest income
Service charges on deposits	251	230	9.1%	391	-35.8%
Loan servicing fees, net of amortization	583	514	13.4%	243	139.9%
Gain on sale of loans	1,813	936	93.7%	1,714	5.8%
Other income	374	382	-2.1%	384	-2.6%
Total noninterest income	3,021	2,062	46.5%	2,732	10.6%
Noninterest expense
Salaries and employee benefits	5,086	4,347	17.0%	5,349	-4.9%
Occupancy and equipment	1,266	1,241	2.0%	1,232	2.8%
Data processing and communication	424	414	2.4%	385	10.1%
Professional fees	287	276	4.0%	261	10.0%
FDIC insurance and regulatory assessments	112	117	-4.3%	(21)	-633.3%
Promotion and advertising	81	163	-50.3%	182	-55.5%
Directors’ fees	147	223	-34.1%	228	-35.5%
Foundation donation and other contributions	360	245	46.9%	402	-10.4%
Other expenses	224	308	-27.3%	406	-44.8%
Total noninterest expense	7,987	7,334	8.9%	8,424	-5.2%
Income before income taxes	5,054	3,388	49.2%	5,237	-3.5%
Provision for income taxes	1,459	972	50.1%	1,237	17.9%
Net income	$3,595	$2,416	48.8%	$4,000	-10.1%

Book value per share	$9.36	$9.23	1.4%	$8.76	6.8%
Basic EPS	$0.23	$0.16	43.8%	$0.25	-8.0%
Diluted EPS	$0.23	$0.16	43.8%	$0.24	-4.2%

Shares of common stock outstanding	15,126,270	15,068,030	0.4%	15,711,580	-3.7%
Weighted Average Shares:
- Basic	15,148,833	15,072,423	0.5%	15,768,654	-3.9%
- Diluted	15,182,733	15,112,618	0.5%	16,007,486	-5.2%

Key Ratios
(Dollars in thousands, except ratios)	Three Months Ended
	9/30/2020	6/30/2020	% change	9/30/2019	% change
Return on average assets (ROA)*	1.11%	0.77%	0.34%	1.41%	-0.30%
Return on average equity (ROE) *	10.22%	6.97%	3.25%	11.74%	-1.52%
Net interest margin *	3.66%	3.55%	0.11%	4.13%	-0.47%
Efficiency ratio	55.31%	57.70%	-2.39%	60.39%	-5.08%

Total risk-based capital ratio	14.93%	15.16%	-0.23%	15.36%	-0.43%
Tier 1 risk-based capital ratio	13.67%	13.91%	-0.24%	14.35%	-0.68%
Common equity tier 1 ratio	13.67%	13.91%	-0.24%	14.35%	-0.68%
Leverage ratio	10.85%	10.98%	-0.13%	12.11%	-1.26%

* Annualized

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Nine Months Ended
	09/30/2020	09/30/2019	% change
Interest income
Interest and fees on loans	$38,823	$41,725	-7.0%
Interest on securities available for sale	920	1,019	-9.7%
Other interest income	538	1,333	-59.6%
Total interest income	40,281	44,077	-8.6%
Interest expense
Interest on deposits	7,098	10,883	-34.8%
Total interest expense	7,098	10,883	-34.8%
Net interest income	33,183	33,194	0.0%
Provision for loan losses	4,130	691	497.7%
Net interest income after provision for loan losses	29,053	32,503	-10.6%
Noninterest income
Service charges on deposits	849	1,252	-32.2%
Loan servicing fees, net of amortization	1,489	853	74.6%
Gain on sale of loans	3,904	4,379	-10.8%
Other income	1,137	2,428	-53.2%
Total noninterest income	7,379	8,912	-17.2%
Noninterest expense
Salaries and employee benefits	14,505	15,862	-8.6%
Occupancy and equipment	3,737	3,441	8.6%
Data processing and communication	1,247	1,110	12.3%
Professional fees	836	711	17.6%
FDIC insurance and regulatory assessments	334	188	77.7%
Promotion and advertising	405	543	-25.4%
Directors’ fees	603	680	-11.3%
Foundation donation and other contributions	935	1,169	-20.0%
Other expenses	926	1,151	-19.5%
Total noninterest expense	23,528	24,855	-5.3%
Income before income taxes	12,904	16,560	-22.1%
Provision for income taxes	3,594	3,984	-9.8%
Net income	$9,310	$12,576	-26.0%

Book value per share	$9.36	$8.76	6.8%
Basic EPS	$0.60	$0.78	-23.1%
Diluted EPS	$0.60	$0.77	-22.1%

Shares of common stock outstanding	15,126,270	15,711,580	-3.7%
Weighted Average Shares:
- Basic	15,235,617	15,756,886	-3.3%
- Diluted	15,284,190	15,992,015	-4.4%

Key Ratios
(Dollars in thousands, except ratios)	Nine Months Ended
	9/30/2020	9/30/2019	% change
Return on average assets (ROA)*	1.00%	1.54%	-0.54%
Return on average equity (ROE) *	8.88%	12.55%	-3.67%
Net interest margin *	3.71%	4.25%	-0.54%
Efficiency ratio	58.00%	59.03%	-1.03%

Total risk-based capital ratio	14.93%	15.36%	-0.43%
Tier 1 risk-based capital ratio	13.67%	14.35%	-0.68%
Common equity tier 1 ratio	13.67%	14.35%	-0.68%
Leverage ratio	10.85%	12.11%	-1.26%

* Annualized

Asset Quality
(Dollars in thousands, except ratios)	Three Months Ended
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Nonaccrual Loans	$-	$689	$1,203	$1,215	$1,234
Loans 90 days or more past due, accruing	-	-	-	-	-
Accruing restructured loans	330	330	330	333	336
Nonperforming loans	330	1,019	1,533	1,548	1,570
Other real estate owned (OREO)	-	-	-	-	1,817
Nonperforming assets	330	1,019	1,533	1,548	3,387

Classified loans	2,102	2,810	3,560	3,464	3,249

Nonperforming assets/total assets	0.02%	0.08%	0.13%	0.13%	0.29%
Nonperforming assets/gross loans plus OREO	0.03%	0.10%	0.15%	0.16%	0.35%
Nonperforming loans/gross loans	0.03%	0.10%	0.15%	0.16%	0.16%
Allowance for loan losses/nonperforming loans	4295%	1252%	701%	649%	614%
Allowance for loan losses/nonperforming assets	4295%	1252%	701%	649%	285%
Allowance for loan losses/gross loans	1.32%	1.22%	1.08%	1.02%	1.00%
Classified loans/gross loans	0.20%	0.27%	0.36%	0.35%	0.34%

Net charge-offs(recoveries)	$-	$(28)	$45	$(1)	$175
Net charge-offs(recoveries) to average gross loans *	0.00%	-0.01%	0.02%	0.00%	0.07%

* Annualized

Accruing delinquent loans 30-89 days past due	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
30-59 days	$600	$565	$1,788	$3,899	$2,580
60-89 days	-	-	2,277	126	580
Total	600	565	4,065	4,025	3,160

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Three Months Ended
	September 30, 2020			June 30, 2020					September 30, 2019
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance		Interest and Fees	Yield/ Rate		Average Balance	Interest and Fees	Yield/ Rate
Interest-Earning assets:
Federal funds sold and other investments	$93,827	$116		0.49%	$100,083	$90		0.36%	$78,216	$502		2.52%
Securities available for sale	84,869	319		1.50	60,544	281		1.86	54,472	332		2.44
Total investments	178,696	435		0.97	160,627	371		0.92	132,688	834		2.49
Real estate loans	630,255	7,461		4.71	638,359	7,500		4.73	573,102	7,978		5.52
SBA loans	219,183	2,719		4.94	190,042	2,615		5.53	144,439	3,213		8.83
C & I loans	89,103	847		3.78	93,633	920		3.95	102,311	1,489		5.77
Home Mortgage loans	122,222	1,531		5.01	119,998	1,476		4.92	123,336	1,546		5.01
Consumer & other loans	1,412	23		6.48	2,912	38		5.28	3,239	52		6.39
Loans (1)	1,062,175	12,581		4.72	1,044,944	12,549		4.83	946,427	14,278		5.99
Total interest-earning assets	1,240,871	13,016		4.18	1,205,571	12,920		4.31	1,079,115	15,112		5.56
Noninterest-earning assets	52,145				49,837				51,680
Total assets	$1,293,016				$1,255,408				$1,130,795

Interest-bearing liabilities:
NOW and savings deposits	$9,430	2		0.08%	$8,614	2		0.10%	$5,321	3		0.25%
Money market deposits	289,512	392		0.54	296,327	481		0.65	275,259	1,295		1.87
Time deposits	364,928	1,203		1.31	426,645	1,789		1.69	420,922	2,595		2.45
Total interest-bearing deposits	663,870	1,597		0.96	731,586	2,272		1.25	701,502	3,893		2.20
Borrowings	10,001	-		-	3,959	-		-	120	-		0.00
Total interest-bearing liabilities	673,871	1,597		0.94	735,545	2,272		1.24	701,622	3,893		2.20

Noninterest-bearing liabilities:
Noninterest-bearing deposits	460,965				362,779				275,316
Other noninterest-bearing liabilities	17,507				18,362				17,628
Total noninterest-bearing liabilities	478,472				381,141				292,944
Shareholders’ equity	140,673				138,722				136,229
Total liabilities and shareholders’ equity	$1,293,016				$1,255,408				$1,130,795

Net interest income / interest rate spreads		$11,419		3.24%		$10,648		3.07%		$11,219		3.36%

Net interest margin				3.66%				3.55%				4.13%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,124,835	$1,597		0.56%	$1,094,365	$2,272		0.83%	$976,818	$3,893		1.58%
Total funding liabilities / cost of funds	$1,134,836	$1,597		0.56%	$1,098,324	$2,272		0.83%	$976,938	$3,893		1.58%

(1) The average loan balance includes loans held for sale.

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Interest-Earning assets:
Federal funds sold and other investments	$90,733	$538	0.78%	$65,911	$1,332	2.67%
Securities available for sale	66,752	920	1.84	54,190	1,019	2.51
Total investments	157,485	1,458	1.23	120,101	2,351	2.60
Real estate loans	634,178	23,159	4.88	551,663	22,964	5.57
SBA loans	182,842	8,001	5.85	137,663	9,209	8.94
C & I loans	94,455	3,044	4.30	104,405	4,641	5.94
Home Mortgage loans	121,332	4,521	4.97	125,788	4,770	5.06
Consumer & other loans	2,362	98	5.60	2,864	141	6.58
Loans (1)	1,035,169	38,823	5.01	922,383	41,725	6.05
Total interest-earning assets	1,192,654	40,281	4.51	1,042,484	44,076	5.65
Noninterest-earning assets	50,065			48,215
Total assets	$1,242,719			$1,090,699

Interest-bearing liabilities:
NOW and savings deposits	$8,680	9	0.14%	$5,075	10	0.25%
Money market deposits	291,676	1,826	0.84	269,446	3,751	1.86
Time deposits	407,625	5,263	1.72	396,701	7,122	2.40
Total interest-bearing deposits	707,981	7,098	1.34	671,222	10,883	2.17
Borrowings	4,688	-	0.00	41	-	0.00
Total interest-bearing liabilities	712,669	7,098	1.33	671,263	10,883	2.17

Noninterest-bearing liabilities:
Noninterest-bearing deposits	372,390			271,517
Other noninterest-bearing liabilities	17,929			14,317
Total noninterest-bearing liabilities	390,319			285,834
Shareholders’ equity	139,731			133,602
Total liabilities and shareholders’ equity	$1,242,719			$1,090,699

Net interest income / interest rate spreads		$33,183	3.18%		$33,193	3.48%

Net interest margin			3.71%			4.25%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,080,371	$7,098	0.88%	$942,739	$10,883	1.54%
Total funding liabilities / cost of funds	$1,085,059	$7,098	0.87%	$942,780	$10,883	1.54%

(1) The average loan balance includes loans held for sale.

Loan Portfolio Breakdown by Industry
Excluding Home mortgage and consumer loans
(Dollars in thousands)	As of September 30, 2020
Industry	Number of accounts	% of total	Balance	% of total
Real estate lessors	226	11.0%	$356,315	35.8%
- Retail	91	4.4	154,921	15.6
- Industrial	45	2.2	91,728	9.2
- Mixed use	15	0.7	30,444	3.1
- Office	13	0.6	21,120	2.1
- Multifamily	8	0.4	5,682	0.6
- Other	54	2.6	52,420	5.3
Hotel / motel	194	9.4	159,911	16.1
Gas station	213	10.3	142,057	14.3
Wholesale	286	13.9	66,800	6.7
Food services / restaurant	284	13.8	40,461	4.1
Car washes	52	2.5	39,009	3.9
Laundry services	84	4.1	20,547	2.1
Church	23	1.1	14,048	1.4
Educational service	14	0.7	6,504	0.7
Other	684	33.2	149,845	15.1
Total	2,060	100.0%	$995,497	100.0%

Loan Deferment Summary by Industry
As of September 30, 2020
Excluding Home mortgage and consumer loans
(Dollars in thousands)	Number of accounts			Loan balance
Industry	Number of accounts	% of deferment	% of total loans	Balance	% of deferment	% of total loans
Real estate lessors	6	25.0%	2.7%	$7,097	14.5%	2.0%
- Retail	4	16.7	4.4	5,600	11.4	3.6
- Industrial	-	0.0	0.0	-	0.0	0.0
- Mixed use	-	0.0	0.0	-	0.0	0.0
- Office	-	0.0	0.0	-	0.0	0.0
- Multifamily	-	0.0	0.0	-	0.0	0.0
- Other	2	8.3	3.7	1,497	3.1	2.9
Hotel / motel	10	41.7	5.2	32,191	65.6	20.1
Gas station	-	0.0	0.0	-	0.0	0.0
Wholesale	-	0.0	0.0	-	0.0	0.0
Food services / restaurant	4	16.7	1.4	4,693	9.6	11.6
Car washes	2	8.3	3.8	3,954	8.1	10.1
Laundry services	1	4.2	1.2	329	0.7	1.6
Church	1	4.2	4.3	786	1.6	5.6
Educational service	-	0.0	0.0	-	0.0	0.0
Other	-	0.0	0.0	-	0.0	0.0
Total	24	100.0%	1.2%	$49,050	100.0%	4.9%

* Number of accounts and balance information were as of September 30, 2020.

Loan Deferment Summary by Loan Type
As of September 30, 2020
(Dollars in thousands)	Number of accounts			Loan balance
Loan Type	Number of accounts	% of deferment	% of total loans	Balance	% of deferment	% of total loans
Real estate loans	18	42.9%	5.1%	$43,806	77.0%	6.8%
C & I loans	6	14.3	3.0	5,244	9.2	5.7
Loans, excluding home mortgage and consumer loans	24	57.1	1.2	49,050	86.2	4.9
Home Mortgage loans	18	42.9	5.7	7,862	13.8	6.3
Total	42	100.0%	1.8%	$56,912	100.0%	5.1%

* Number of accounts and balance information were as of September 30, 2020.

Loan Deferment Status Change by Loan Type
	Total deferments		Payment resumed
	under the CARES Act		or paid off		Remaining deferments
(Dollars in thousands)	through September 30, 2020		through September 30, 2020		as of September 30, 2020
Loan Type	Number of accounts	Balance	Number of accounts	Balance	Number of accounts	Balance
Loans, excluding home mortgage and consumer loans	103	199,728	79	150,677	24	49,050
Home Mortgage loans	69	30,205	51	22,344	18	7,862
Total	172	$229,933	130	$173,021	42	$56,912